Exhibit 3.2

FIRST AMENDMENT To

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CCS IX PORTFOLIO HOLDINGS, LLC

This FIRST AMENDMENT (the “Amendment”) to the Second Amended and Restated Limited Liability Company Agreement (the “Agreement”), effective as of February 14, 2025, of CCS IX Portfolio Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 6, 2025 (the “Effective Time”).

WHEREAS, Section 11.1(b) of the Agreement provides that the Agreement may be amended for certain purposes with the consent of the Company’s Board of Directors and without the need to seek consent of any Member; and

WHEREAS, the Company has received the prior unanimous written consent of its Board of Directors to this Amendment.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.
Defined Terms. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.
2.
Amendment to Section 12.6(d) of the Agreement. The first paragraph of Section 12.6(d) of the Agreement is hereby amended and restated in its entirety (with emphasis added for the amended language) as follows:

Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the state courts of the State of Delaware, or, if no state court located within the State of Delaware has jurisdiction, or with respect to claims made under the U.S. federal securities laws, the federal district court for the District of Delaware, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

3.
Except as expressly amended hereby, the Agreement remains in full force and effect.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

Company:

CCS IX PORTFOLIO HOLDINGS, LLC

By: /s/ George P. Hawley

Name: George P. Hawley

Title: Secretary